Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of February 4, 2026 (the “Effective Date”), by and among LA ROSA HOLDINGS CORP., a Nevada corporation (the “Seller”), and MARIA FLORES-GARCIA a/k/a MARIA CORREA (the “Buyer”), and HOREB KISSIMMEE REALTY LLC, a Florida limited liability company located at 3040 Loopdale Lane, Kissimmee Florida 34741 (the “Company,” and together with the Buyer and Seller, the “Parties,” and individually, the “Parties”).

RECITALS

WHEREAS, the Company is a real estate brokerage duly licensed and registered in the state of Florida (the “Business”);

WHEREAS, the Company and La Rosa Franchising LLC, a wholly-owned subsidiary of Seller (“LRF”), entered into that certain Franchise Agreement on July 10, 2019, as amended (the “Franchise Agreement”) pursuant to which the Company operated as a franchisee of LRF until the expiration of the Franchise Agreement in 2024;

WHEREAS, the Buyer, a duly licensed broker in the state of Florida, owns 49% the outstanding membership interests in the Company (“Buyer’s Present Membership Interests”); and Seller owns 51% of the remaining membership interests (the “Seller’s Present Membership Interests”), which Seller’s Present Membership Interests Seller purchased from Buyer pursuant to that certain Membership Interests Purchase by and among the Parties dated as of January 31, 2022 (the “Prior MIPA”); and

WHEREAS, the Seller desires to sell, and the Buyer wishes to purchase, the percentage of the Seller’s Present Membership Interests, as listed on Schedule A attached hereto, to the Buyer, pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I PURCHASE AND SALE

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 1.02), the Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in and to Seller’s Present Membership Interests as described on Schedule A attached hereto, free and clear of any Lien, for the consideration listed on and pursuant to the terms listed on Schedule A attached hereto (the “Transaction”). For purposes of this Agreement, all of Seller’s right, title, and interest in and to Seller’s Present Membership Interests shall include, but is not limited to: (a) Seller’s capital accounts in the Company; (b) Seller’s right to share in the profits and losses of the Company; (c) Seller’s right to receive distributions from the Company; and (d) the exercise of all member rights, including the voting rights attributable to the Seller’s Present Membership Interests.

(a) Buyer’s Reserved Property. The Parties hereby acknowledge that, in order to avoid any doubt, the real property located at 3040 & 3050 Loopdale Lane, Kissimmee, Osceola County, Florida 347471 a/k/a Lot 7, Loop Medical & Professional Park and Buyer’s vehicle, to wit: the 2022 Mercedes Benz, VIN # 4JGFF5KE6NA630200 (collectively referred to as “Buyer’s Reserved Property”) shall remain exclusively belonging to and under the supervision, possession, custody and control of Buyer after the execution of this Agreement. Buyer shall also bear the complete and unrestricted responsibility and obligation to make any payment(s) toward the construction, development, maintenance, and operation of Buyer’s Reserved Property, including fulfilling any and all payment obligation(s) to any lienholder, mortgagor, or lender and Seller shall not be required to and shall have no obligation to make the same.

(b) Limited Indemnification. At any time after the execution of this Agreement, if, for any reason, Buyer or Company were to default on any payment obligation to any lienholder, mortgagor or lender holding any contractual right to receive any payment arising from the purchase, construction, development, maintenance, operation or ownership of Buyer’s Reserved Property (“Buyer Obligation(s)”), Seller shall be indemnified and held harmless by Buyer and Company from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Seller or Company may be involved, or threatened to be involved, as a party or otherwise by reason of the fact that Seller is or was a Member of the Company and by reason of Buyer’s or Company default. Furthermore, pursuant to the Prior MIPA Buyer provided her personal Guarantee to Seller dated January 26, 2022 (“Guarantee”) with respect to any default of Buyer’s Obligations (which includes any Company obligation to pay off a mortgage on Buyer’s Reserved Property) or any other obligation enumerated in this Limited Indemnification. Buyer’s Guarantee includes the right to offset any and all income payable to Buyer in the event of a Buyer or Company default of a Buyer Obligation, which right of offset shall apply to amounts (if any) payable by Seller under this Agreement from and after the date hereof. The foregoing shall supersede and replace Section 1.01(b) of the Prior MIPA, which shall terminate and be of not force and effect from and after the Closing (as defined below).

(c) Clarification of Intent. Notwithstanding the foregoing, should Buyer or the Company default under the Limited Indemnification, Seller shall have the right to file a Lis Pendens against Buyer’s Reserved Property and file a lien against Buyer’s Reserved Property for the full amount of any outstanding liability, with any such lien to be filed and held in the name of Seller, until payment in full has been made and any such liability has been cured.

Section 1.02 Closing. The consummation of the Transaction shall occur at a time and place agreed to by the Parties on the Effective Date (the “Closing”). The Parties agree that this Agreement shall automatically terminate if the Closing does not occur by the 10th calendar day after the Effective Date (the “Drop Dead Date”).

(a) Manner and Method of Purchase. Seller shall consummate the Transaction by delivering to Buyer on or before the Closing all fully executed written documents, contracts and/or written instruments necessary to, required by or reasonably contemplated by this Agreement or any other writing associated with or pertaining to the Transaction.

(b) Purchase Price/Payment. The purchase price (“Purchase Price”) for Seller’s Present Membership Interests is FIVE HUNDRED THOUSAND DOLLARS AND ZERO CENTS ($500,000.00), which shall be payable in cash by Buyer to Seller in twelve (12) equal monthly installments of $41,666.67 by wire transfer of immediately funds on the last day of each calendar month commencing with February 28, 2026 (the “First Installment Date”).

(c) Seller’s Share of Outstanding Buyer Loan/Payment. Prior to the date hereof, the Company made one or more loans to Buyer the current outstanding principal amount of which is $120,000, Seller’s pro rata share of which (based on Seller’s Present Membership Interest) is $61,200.00 (“Seller’s Share of Outstanding Buyer Loan”). Commencing with the First Installment Date, Buyer will pay to Seller an amount equal to Seller’s Share of Outstanding Buyer Loan in four (4) equal quarterly installments of $15,300.00 by wire transfer of immediately funds on the last day of each third calendar month.

Section 1.03 Taxes/Debts.

(a) Transfer Taxes. Buyer shall pay for, any sales, use, or transfer taxes, documentary charges, recording fees, or similar taxes, charges, fees, or expenses, if any, that become due and payable as a result of the transactions contemplated by this Agreement (“Transfer Taxes”).

(b) Other Taxes. In order to avoid any doubt, Seller is and shall remain responsible for, and shall pay for, any sales, use, state or federal income, or transfer taxes, documentary charges, recording fees, or similar taxes, charges, fees, or expenses, if any, that (i) became due and payable during the years 2024 and (ii) are not Transfer Taxes. Buyer and/or Company shall be responsible for 49% of any sales, use, state or federal income, or transfer taxes, documentary charges, recording fees, or similar taxes, charges, fees, or expenses, if any, that (i) became due and payable during the year 2025 and (ii) are not Transfer Taxes; Seller shall be responsible for 51% of any sales, use, state or federal income, or transfer taxes, documentary charges, recording fees, or similar taxes, charges, fees, or expenses, if any, that (i) became due and payable during the year 2025 and (ii) are not Transfer Taxes. Buyer and/or Company shall be responsible for all such non-Transfer Taxes commencing January 1, 2026.

(c) Debts. Seller shall remain solely liable for paying all debts of any kind or type which were incurred by Seller for the Company’s use or benefit between October 16, 2023 and the Effective Date of this Agreement, which Company would not have incurred were it not a wholly owned subsidiary of Seller and/or subject to the terms and conditions of the Franchise Agreement.

Section 1.04. License of IP. Contemporaneously with the execution of this Agreement, the parties will execute a license agreement which permits Buyer and Company to use the “La Rosa” or “La Rosa Realty” names and/or other Marks (as defined in the License Agreement) from and after the Closing. The execution of that license agreement is material inducement for the execution of this Agreement.

ARTICLE II REPRESENTATIONS AND WARRANTIES

Section 2.01 Seller Representations. The Seller and the Company jointly and severally represent and warrant to the Buyer as follows:

(a) Seller is a corporation, duly organized, validly existing and in good standing under the laws of the Nevada;

(b) Seller has the full right, power, and authority to enter into this Agreement, and to perform their obligations hereunder;

(c) the execution, delivery, and performance of this Agreement by Seller will not violate, conflict with, require consent under or result in any breach or default under (i) any applicable law; or (ii) the provisions of any material contract or agreement to which Seller is a party or to which any of its material assets are bound (“Seller Contracts”);

(d) this Agreement has been executed, and delivered by Seller and (assuming due authorization, execution, and delivery by Buyer) constitutes the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with its terms;

(e) Seller is in compliance with all applicable laws and Seller Contracts relating to this Agreement, and the operation of the Business;

(f) Seller has obtained all licenses, authorizations, approvals, consents, or permits required by applicable laws to conduct its business generally and to perform its obligations under this Agreement;

(g) No broker or finder is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any ancillary document based upon arrangements made by or on behalf of Seller.

Seller represents that there are no known outstanding debts, claims or sums due to Seller from Buyer or Company other than any which are identified in this Agreement.

Section 2.02 Buyer Representations and Warranties. The Buyer represents and warrants to the Seller that:

(a)	Buyer has the full right, power, and authority to enter into this Agreement, and to perform her obligations hereunder;

(b)	the execution, delivery, and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under (i) any applicable law; or (ii) the provisions of any material contract or agreement to which Buyer is a party or to which any of her material assets are bound (“Buyer Contracts”);

(c)	this Agreement has been executed, and delivered by Buyer and (assuming due authorization, execution, and delivery by Seller) constitutes the legal, valid, and binding obligations of Seller, enforceable against Buyer in accordance with its terms;

(d)	Buyer is in compliance with all applicable laws and Buyer Contracts relating to this Agreement, and the operation of the Business;

(e)	Buyer has obtained all licenses, authorizations, approvals, consents, or permits required by applicable laws to conduct business generally and to perform its obligations under this Agreement;

(f)	No broker or finder is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any ancillary document based upon arrangements made by or on behalf of Buyer.

Buyer and the Company represent that there are no known outstanding debts, claims or sums due to Seller from Buyer or Company other than any which are identified in this Agreement.

Section 2.03 NO OTHER REPRESENTATIONS OR WARRANTIES; NON-RELIANCE. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS HEREIN, (A) NEITHER PARTY TO THIS AGREEMENT, NOR ANY OTHER PERSON ON SUCH PARTY’S BEHALF, HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER ORAL OR WRITTEN, WHETHER ARISING BY LAW OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) EACH PARTY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY, OR ANY OTHER PERSON ON SUCH PARTY’S BEHALF.

ARTICLE III COVENANTS

Section 3.01 Conduct of Business of the Company. During the period commencing on the Effective Date and continuing until the Closing Date, the Company and Seller agree that the Company, and Seller and Buyer shall cause the Company, to carry on the Business only in the ordinary course and consistent with past practice.

Section 3.02 Access to Properties and Records. The Parties shall provide (or shall cause to be provided) to one another and their respective accountants, counsel, and other authorized advisors, with reasonable access, during business hours, their books and records including but not limited to tax documents records and payment of taxes due, and such additional documents as a Party shall from time to time reasonably request.

Section 3.03 Filings with Governmental Entities and the FREC. The Parties shall work together to ensure that the Transaction is consummated pursuant to the statutes and administrative code of the State of Florida and any rules and regulations promulgated by the Florida Real Estate Commission.

Section 3.04 Operating Agreement. T he Parties hereby irrevocably waive and release and conflict with, breach of, or default under the Second Amended and Restated Limited Liability Operating Agreement of the Company presently in effect (the “Operating Agreement”) with respect to this Agreement and/or the consummation of the Transaction and all other subsequently amended operating agreements if applicable. From and after the Closing, Seller shall for all purposes be deemed to have fully withdrawn from the Company and no longer be deemed to be a party to any Operating Agreement.

Section 3.05 Prior Franchise Agreement. The Parties acknowledge that while the Company may have operated as a franchisee until Seller acquired a controlling interest in the Company in 2023, the Franchise Agreement expired without extension or renewal in 2024.The parties hereby agree, acknowledge, and represent to one another that the Franchise Agreement, together with any and all of its respective obligations is terminated, fully and finally, as to both parties and with it, so too are terminated any obligations one owed to other pursuant to the Franchise Agreement. Furthermore, the parties agree that no sums of money or property of any kind or type are owed by Buyer or Company to Seller or by Seller to Buyer or Company pursuant to the Franchise Agreement. This paragraph is intended to terminate the Franchise Agreement and instead allow the parties to freely enter into the License Agreement which will be executed contemporaneously with the execution of this Agreement with no trailing contractual or financial obligations.

ARTICLE IV TERMINATION

Section 4.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer and Seller, if there has been a breach of any of the representations and warranties made by the other that has not been cured after or by the Drop Dead Date.

Section 4.02 Effect of Termination. In the event of termination of this Agreement in accordance with this Article, this Agreement, together with any prior versions of this Agreement, shall forthwith become void and there shall be no liability on the part of any Party except that nothing herein shall relieve any Party from liability for any willful breach of any provision of this Agreement.

Section 4.03 Survival. Notwithstanding the foregoing, Section 3.05 ARTICLE V, Section 6.03, Section 6.07, Section 6.16, Section 6.17 contained herein shall survive the termination of this Agreement.

ARTICLE V INDEMNIFICATION AND MUTUAL RELASE

Section 5.01 Each Party agrees to indemnify the other Parties, their affiliates and their respective shareholders, members, directors, managers, officers, and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs, and expenses, including reasonable attorneys’ fees and disbursements (collectively, a “Loss”),

(a) arising from or relating to any inaccuracy in or breach of any of the representations or warranties of the indemnifying party contained in this Agreement or any document delivered in connection herewith: or

(b) any Loss arising from or relating to any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by such Party pursuant to this Agreement or any document delivered in connection herewith.

Section 5.02 Effective as of the Closing, and in consideration of the transactions contemplated by this Agreement, each of Seller, on the one hand, and Buyer and the Company, on the other hand (each a “Releasing Party”), hereby fully and forever releases, acquits, and discharges the other Releasing Party and its respective past, present, and future members, managers, officers, directors, employees, agents, affiliates, successors, and assigns (collectively, the “Released Parties”) from any and all corporate guarantees or obligations, claims, demands, causes of action, damages, liabilities, losses, costs, and expenses of any kind or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, at law or in equity, arising out of or relating to a) the ownership, management, or operation of the Company between January 31, 2022 and the date of Closing; b) the Releasing Party’s status as a member, manager, or affiliate of the Company prior to the Closing; and c) the negotiation, execution, and performance of this Agreement and the transactions contemplated hereby, in each case occurring or existing on or before the Closing Date. Notwithstanding the foregoing, this Mutual Release shall not apply to a) any obligations expressly set forth in this Agreement; b) claims arising from fraud, intentional misrepresentation, or willful misconduct; or c) claims arising after the Closing based on acts or omissions occurring after the Closing.

ARTICLE VI MISCELLANEOUS

Section 6.01 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 6.02 Further Assurances. Following the Closing, each of the Parties shall execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.03 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 6.03):

If to Buyer or Company:	Horeb Kissimmee Realty, LLC 3032 Dyer Boulevard Kissimmee, Florida 34741 Attn: Maria Correa

with a copy to	Seibane Doyle, PLLC
(which shall not constitute notice)	913 Mabbette Street Kissimmee, Florida 34741 Attn: Andrew B. Doyle, Esq.

If to Seller:	La Rosa Holdings Corp.
1420 Celebration Boulevard, Suite 200 Celebration, Florida 34747 Attn: Joseph La Rosa, CEO

with a copy to	Sichenzia Ross Ference Carmel LLP
(which shall not constitute notice)	1185 Avenue of the Americas, 26th Floor New York, New York 10036 Attn: Ross Carmel, Esq.

Section 6.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.05 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify the Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 6.06 Entire Agreement. This Agreement and the schedules and exhibits to be delivered hereunder constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the terms and provisions in the body of this Agreement and those in the documents delivered in connection herewith, the schedules and exhibits, the terms and provisions in the body of this Agreement shall control.

Section 6.07 Attorneys’ Fees. In the event that any Party institutes any legal suit, action, or proceeding, including arbitration, against the other Party to enforce the covenants contained in this Agreement arising out of or relating to this Agreement, the prevailing Party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 6.08 Further Assurances. Each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 6.09 Public Announcements. Unless otherwise required by applicable law (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.10 Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

Section 6.11 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 6.12 Equitable Remedies. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.13 Assignment. No Party may assign any of its rights hereunder without the prior written consent of the other Parties. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 6.14 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 6.15 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.16 Governing Law. All matters relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

Section 6.17 Submission to Jurisdiction. Any legal suit, action, or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of Florida in each case located in the City and County of the Buyer, and each Party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action, or proceeding.

Section 6.18 Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other Party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities, terrorist threats or acts, riot, or other civil unrest; (d) government order or law; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; and (g) national or regional emergency. The Party suffering a Force Majeure Event shall promptly give notice to the other Party, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized.

Section 6.19 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Each Party hereto: (a) agrees that it shall not oppose the granting of such specific performance or relief; and (b) hereby irrevocably waives any requirements for the security or posting of any bond in connection with such relief.

Section 6.20 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 6.21 Time of the Essence. Time shall be of the essence in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their respective representatives thereunto duly authorized.

Seller:	LA ROSA HOLDINGS CORP.

	By:	/s/ Joseph La Rosa
	Name:	Joseph La Rosa
	Title:	Chief Executive Officer

Buyer:	MARIA FLORES GARCIA

	By:	/s/ Maria Flores-Garcia a/k/a Maria Correa
	Name:	Maria Flores-Garcia a/k/a Maria Correa

Company:	HOREB KISSIMMEE REALTY LLC

	By:	/s/ Maria Flores-Garcia a/k/a Maria Correa
	Name:	Maria Flores-Garcia a/k/a Maria Correa
	Title:	Authorized Member

SCHEDULE A

Buyer:	MARIA FLORES-GARCIA a/k/a MARIA CORREA	MARIA FLORES-GARCIA a/k/a MARIA CORREA

Company:		HOREB KISSIMMEE REALTY LLC

Seller:	La Rosa Holdings Corp.	LA ROSA HOLDINGS CORP.

Percentage of Company represented by Seller’s Present Membership Interests being sold to the Buyer:		51%

Purchase Price/Cash:		$500,000.00 ( to be paid in installments)

Seller’s Share of Outstanding Buyer Loan/Cash:		$61,200.00 (to be paid in installments)